Exhibit 10.2
Cash and Equity Bonus Determinations under 2011 Compensation Program
(pending final audited financials)

Name	Cash Bonus Earned ($)	Equity Bonus Earned (options)
Steve Plochocki	$156,750	12,000
Pat Cline	$628,571	45,000
Paul Holt	$93,000	6,000
Scott Decker	$105,000	9,000